SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Blackrock Credit Allocation Income Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Stephen J. Flanagan

Frederic Gabriel

Thomas H. McGlade

Jassen Trenkow

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder,

In an extraordinary attempt to entrench themselves, the Board of Trustees (the “Board”) of BlackRock New York Municipal Bond Trust (NYSE: BQH) (the “Fund”) attempted to invalidate Saba’s timely submitted nominees and filed a proxy statement and sent letters to shareholders stating that the Fund would not count votes in favor of Saba’s nominees at the Fund's 2019 annual meeting of shareholders (the "2019 Annual Meeting"). You may have voted for the incumbent Board on the Fund's white proxy card based on these representations.

On June 27, 2019, the Court of Chancery of the State of Delaware ruled that the Board improperly invalidated the timely nominations made by Saba and issued an injunction mandating that the Board must recognize Saba’s nominees and must count votes that are in favor of Saba’s nominees.  If you voted the white card, it is not too late to change your vote! We urge you to submit the attached GOLD proxy card, which will revoke your previous vote.

Your vote is needed to hold the Board accountable for what we believe to be flagging Fund performance and corporate governance deficiencies. Notably, the Fund’s Total Expense Ratio was 2.78% in 2018. As a result of these high expenses and poor performance in general, the Fund only generated 3.84% of net investment income for shareholders in 2018.1 In addition, for the past five years, the Fund has traded at a price averaging approximately 10% less than the actual value of its holdings.2 There are simple actions the Board or the Fund’s advisor, BlackRock Advisors, LLC, could take to generate what we believe could be a significant return for all shareholders, yet neither the Board nor the Fund's advisor have undertaken these efforts to date.

We strongly believe your vote for Saba's nominees (Proposal 1) and our precatory proposal to declassify the Board (Proposal 2) will help us to fight for lower fees and better performance. The 2019 Annual Meeting is fast approaching on July 18, 2019, so it’s with great urgency that you submit your vote now on the GOLD proxy card.

Please take a few minutes to sign, date and mail the GOLD proxy card following the instructions on the enclosed card. Please vote FOR ALL on “Proposal 1” and FOR on “Proposal 2.” Your vote will help us get the value all of us deserve on our investment.

Sincerely,

Saba Capital Management, L.P.

Important Information

Saba Capital Management, L.P. (“Saba Capital”), Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital, “Saba”), Thomas H. McGlade (“Mr. McGlade”), Frederic Gabriel (“Mr. Gabriel”), Jassen Trenkow (“Mr. Trenkow”) and Stephen J. Flanagan (“Mr. Flanagan,” and together with Messrs. McGlade, Gabriel and Trenkow, the “Nominees,” and together with Saba, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of BlackRock New York Municipal Bond Trust(the “Fund”). All shareholders of the Fund are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Fund’s shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Saba with the SEC on May 28, 2019. This document is available free of charge from the sources indicated above.

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1  See the Fund's semi-annual report, filed on May 3, 2019 with the SEC.

2 Calculated based on the Fund’s daily published NAV and the closing price of its Common Shares on its primary exchange. Source: Bloomberg.